As filed with the Securities Exchange Commission on October 3, 1996
                                                Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         AMBASSADORS INTERNATIONAL, INC.
              (Exact Name of Registrant as Specified in it Charter)

                Delaware                                     91-1688605
     -------------------------------                    -------------------
     (State or Other Jurisdiction of                     (I.R.S. Employer
     Incorporation or Organization)                     Identification No.)


                         Dwight D. Eisenhower Building
                             110 S. Ferrall Street
                               Spokane, WA  99202
                                 (509) 534-6200
                  --------------------------------------------
                       (Address, Including Zip Code, and
                     Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                       THE 1995 EQUITY PARTICIPATION PLAN
                            (Full Title of the Plan)


                               John A. Ueberroth
                     Chief Executive Officer and President
                         Dwight D. Eisenhower Building
                             110 S. Ferrall Street
                               Spokane, WA  99202
                  --------------------------------------------
                     (Name, Address, Including Zip Code and
                     Telephone Number, Including Area Code,
                             of Agent for Service)


                                   Copies to:
                            Gerald M. Chizever, Esq.
                   Richman, Lawrence, Mann, Greene, Chizever,
                              Friedman & Phillips
                            9601 Wilshire Boulevard
                        Beverly Hills, California 90210
                                 (310) 274-8300
                              (310) 274-2831 (fax)

                         CALCULATION OF REGISTRATION FEE


      Title of                  Proposed        Proposed
     Securities    Amount       Maximum         Maximum       Amount of
        to be      to be     Offering Price    Aggregate     Registration
     Registered  Registered  Per Share (1)   Offering Price       Fee
     ----------  ----------  --------------  --------------  ------------

     Common        103,967      $ 9.00          935,703.00    $  322.66
       Stock        25,000        8.43          210,750.00        72.67
                    10,000        8.50           85,000.00        29.31
                    10,000        8.25           82,500.00        28.45
                    69,000       11.00          759,000.00       261.72
                   382,033        8.4375      3,223,403.40     1,111.52
                   -------                   -------------    ---------
                   600,000 (2)               $5,296,356.40    $1,826.33
                   =======                   =============    =========

     (1) Estimated solely to determine the registration fee. Based on the option exercise price for stock options already granted under the Plan and on the average of the high and low sales prices per share of Common Stock of the Company with respect to shares of Common Stock remaining to be granted under the Plan.

     (2) Plus such indeterminate number of additional shares of Common Stock as may be required in the event of a stock dividend, reverse stock split or combination of shares, recapitalization or other change in the Company's capital stock.


                                EXPLANATORY NOTE
                                ----------------

     The Reoffer Prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of
     Part I of Form S-3 and may be used for reoffers or resales of the Common Stock of Ambassadors International, Inc., a Delaware corporation (the "Company"), acquired by "affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933 (the "Securities Act")), pursuant to the exercise of options granted under the Company's 1995 Equity Participation Plan. Pursuant to General Instruction C(2) of Form S-8, the Reoffer Prospectus may be supplemented pursuant to Rule 424(b) under the Securities Act as the names of additional persons and the amount of securities available to be resold by them pursuant to the Reoffer Prospectus become known.

     The documents containing the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the Company's 1995 Equity Participation Plan as specified by Rule 428(b)(1). Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

           FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION IN REOFFER
            PROSPECTUS OF INFORMATION REQUIRED BY PART I OF FORM S-3


         FORM S-3 ITEM NUMBERLOCATION/HEADING IN PROSPECTUS

     1.  Forepart of Registration       Cover Page
         Statement and Outside
         Front Cover Page of
         Prospectus

     2.  Inside Front and Outside       Available Information;
         Back Cover Page of             Documents Incorporated by
         Prospectus                     Reference; Table of Contents

     3.  Summary Information, Risk      Risk Factors
         Factors and Ratio of
         Earnings to Fixed Charges

     4.  Use of Proceeds                Not Applicable

     5.  Determination of Offering      Not Applicable
         Price

     6.  Dilution                       Not Applicable

     7.  Selling Security Holders       Selling Stockholders

     8.  Plan of Distribution           Plan of Distribution

     9.  Description of Securities      Documents Incorporated by
         to be Registered               Reference

     10. Interests of Named Experts     Not Applicable
         and Counsel

     11. Material Changes               Not Applicable

     12. Incorporation of Certain       Documents Incorporated by
         Information                    Reference

     13. Disclosure of Commission       Part II, Item 9, Undertakings
         Position on
         Indemnification for
         Securities Act Liabilities

                               REOFFER PROSPECTUS

                                 600,000 SHARES

                         AMBASSADORS INTERNATIONAL, INC.

                                  Common Stock

     This Prospectus relates to the sale of an aggregate of up to 600,000 shares (the "Shares"), of the common stock, par value $.01 per share (the "Common Stock"), of Ambassadors International, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"), who may be deemed "affiliates" of the Company (as such term is defined in Section 405 of the General Rules and Regulations Under the Securities Act of 1933, as amended), which may be acquired by the Selling Stockholders pursuant to the Company's 1995 Equity Participation Plan.

     The Selling Stockholders may from time to time offer their shares of Common Stock to purchasers directly or through agents, brokers or dealers. Such shares may be sold at market prices prevailing at the time of sale or at negotiated prices.

     The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

     The Common Stock is traded on the Nasdaq National Market under the symbol "AMIE." On September 10, 1996 the last reported sale price of the Common Stock on the Nasdaq National Market was $8.00 per share.

                              _____________________

        SEE "RISK FACTORS," COMMENCING ON PAGE 6 OF THIS PROSPECTUS, FOR
          A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
           PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                              ____________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE


                 The date of this Prospectus is October 3, 1996.

                               TABLE OF CONTENTS


     AVAILABLE INFORMATION

     DOCUMENTS INCORPORATED BY REFERENCE

     THE COMPANY

     RISK FACTORS

     USE OF PROCEEDS

     SELLING STOCKHOLDERS

     PLAN OF DISTRIBUTION

     LEGAL MATTERS

     EXPERTS

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed a registration statement (the "Registration Statement") on Form S-8 with respect to the Common Stock offered hereby with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, containing audited financial statements for the fiscal year ended December 31, 1995.

     (b) The Company's quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 and June 30, 1996, and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 1995.

     (c) The description of the Company's Common Stock contained in its Registration Statement on Form S-1 (Registration No. 33-93586), as filed with the Commission on June 16, 1995, including any amendment or report filed for the purpose of updating such description.

     (d)  The Company's Report on Form 8-K dated January 19, 1996.

     (e)  The Company's Report on Form 8-K dated February 6, 1996.

     (f)  The Company's Report on Form 8-K dated July 8, 1996.

     (g)  The Company's Report on Form 8-K dated August 9, 1996.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a report or document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Ambassadors International, Inc., 110 S. Ferrall Street, Spokane, Washington 99202, Attn: Corporate Secretary (telephone (509) 534-6200).

                                  THE COMPANY

     Ambassadors International, Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the "Company"), organizes, markets and operates international educational travel programs for students and adults. Since its founding in 1967, the Company has offered its programs to both students and adults through its "Student Ambassador Programs" and "Citizen Ambassador Programs." The Company's Student Ambassador Programs provide an opportunity for high school and junior high school students to visit one or more foreign countries to learn about the politics, economy and culture of such countries. The Company's Citizen Ambassador Programs provide adults with common interests the opportunity to travel abroad to meet and exchange ideas with foreign citizens that have similar backgrounds, interests or professions. The Company believes that its programs provide participants with enriching experiences and deeper understandings of foreign cultures and peoples than visits arranged independently or through travel agencies. In 1994 and 1995, approximately 11,200 people and approximately 11,600 people, respectively, traveled on the Company's programs. From 1983 through 1995, the Company increased the annual number of program participants from approximately 3,500 to approximately 11,600.

     A substantial percentage of the Company's programs are organized in connection with People to People International ("People to People"), a private, non-profit organization dedicated to the promotion of world peace through cultural exchange. People to People was founded by President Dwight D. Eisenhower in 1956 and was originally administered by the U.S. State Department. Over its history, eight U.S. presidents have served as Honorary Chairmen of People to People, including President Bill Clinton, who currently holds that position.

     Subject to certain exceptions, the Company's agreements with People to People give the Company the exclusive right to develop and conduct programs for kindergarten through college age students using the People to People name, and the Company is currently the only travel provider with the right to develop and conduct programs for adults using the People to People name. The Company believes that its long association with People to People has been a major factor in its ability to provide quality, educational student and adult travel programs and that this relationship provides the Company with greater access to foreign governmental agencies and officials and foreign institutions. The Company is able to organize travel programs for its student and adult ambassadors featuring events and speakers which have been made available to the Company by virtue of its association with People to People.

     Student Ambassador Program delegations depart during the summer and generally travel for 21 days, during which time each delegation visits one or more foreign countries. Each delegation generally consists of approximately 35 students and several teachers, who act as the delegation's leaders. Teachers and students comprising a delegation generally come from the same locale. Local guides generally assist the delegation in their travels. Programs are designed by the Company's staff of international planners and researchers to provide an educational and entertaining travel experience by exposing students to the history, government, economy and culture of the country or countries visited. In most instances, the Company also arranges to provide students the opportunity for a "homestay" (a brief stay with a host family), which gives students a glimpse of daily life in the visited country. Students who complete certain written assignments and other projects can receive high school and university credit for their participation in the program. Universities throughout the United States recognize the Company's programs with credit, including Stanford University, University of California at Los Angeles, and Georgetown University.

     The Citizen Ambassador Program, unlike the Student Ambassador Program, operates year-round and is generally designed to provide a more specialized adult educational experience. Adult programs generally last from 10 days to two weeks and are designed to provide adults with similar backgrounds or common interests the opportunity to exchange information and ideas with their counterparts in other countries. Unlike travel programs provided by travel agencies, these specialty programs are intended largely as "working" trips, with a significant amount of the participant's time involved in organized meetings, seminars and round-table discussions with their foreign counterparts, inspection visits to major foreign facilities and institutions and informal gatherings with foreign counterparts. Each program is led by a delegation leader chosen by the Company based upon his or her recognition in the field and expertise regarding the special focus of the particular program.

     In January 1995, John A. Ueberroth and Peter V. Ueberroth (collectively, the "Ueberroths"), acquired approximately 43% of the stock of the Company from the four former stockholders of the Company, and John A. Ueberroth was appointed Chief Executive Officer and President of the Company and both Peter and John Ueberroth became directors of the Company. The Ueberroths have substantial travel industry experience. In 1963, Peter V. Ueberroth founded First Travel Corporation. John Ueberroth joined First Travel Corporation in 1968. The Ueberroths managed First Travel Corporation until shortly before its sale in 1979 to the Carlson Companies. At the time of the sale, First Travel Corporation was one of the largest travel companies in North America, with approximately 100 wholly-owned retail agencies, a hotel management company and a national reservation service.
     Following the sale, John Ueberroth became the President of the Carlson Travel Group, a position he held until 1989. During this period, the Carlson Travel Group's sales increased from approximately $125 million in 1980 to approximately $3.6 billion in 1989. John Ueberroth has also served as Chairman of the United States Tour Operators Association (1989) and Chairman of the Travel Industry Association of America (1986-87).

     On January 19, 1996, the Company acquired from the sole stockholder of The Helin Organization, a California corporation, all of the issued and outstanding capital stock of The Helin Organization, in exchange for shares of the Company's Common Stock. The Helin Organization has its principal place of business in Newport Beach, California and specializes in serving corporate incentive travel programs and domestic and international management meetings.

     On February 6, 1996, the Company acquired substantially all of the assets of M.L. Bright Associates doing business as American People Ambassador Programs in Winnebago, Illinois. The acquisition of assets included the assignment of the general contract with People to People International for adult education and exchange programs.

     The principal executive offices of the Company are located at Dwight
     D. Eisenhower Building, 110 S. Ferrall Street, Spokane, Washington 99202. Its telephone number is (509) 534-6200.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF COMMON STOCK OFFERED HEREBY.

     International Operations and Natural Occurrences
     ------------------------------------------------

     Because substantially all of the Company's travel programs are conducted outside the United States, the Company's operations are subject to special risks inherent in doing business internationally. Such risks include the adverse effects on operations from war, international terrorism, civil disturbances, political instability, governmental activities and deprivation of contract rights. Periods of international unrest may reduce demand for the Company's travel programs and could have a material adverse effect on the Company's business and results of operations. Examples of such events which have adversely affected the Company's operations include terrorist activities generally, the Gulf War in 1991, civil unrest in the People's Republic of China ("China") in 1989 and the Chernobyl disaster in 1986. In 1995, approximately 32% of the Company's revenues were derived from its programs in the South Pacific (predominantly Australia and New Zealand), 38% of its revenues were derived from its programs in Europe (predominantly the United Kingdom) and 19% of its revenues were derived from its programs in China. The Company expects gross receipts from programs to these countries to continue to account for a majority of its gross receipts in 1996. The occurrence of any of the events described above in one or more of these countries would have a material adverse effect on the Company. Demand for the Company's travel programs also may be adversely affected by natural occurrences such as hurricanes, earthquakes, epidemics and flooding in geographic regions in which the Company conducts its travel programs.

     Acquisitions; Expansion of Business
     -----------------------------------
     Part of the Company's business strategy is to acquire selected travel service businesses which will complement its existing business. The Company's ability to acquire these businesses is dependent in part upon management's relationship with the owners of these businesses, many of which are small and closely held by individual stockholders. In addition, the Company will be competing for expansion opportunities with other companies, many of which have greater name recognition, marketing support and financial resources than the Company. There can be no assurance that the Company will be able to identify, pursue or acquire any targeted businesses.

     The Company has had preliminary acquisition discussions with, or has evaluated the potential acquisition of, several companies in the last several months, and is currently in negotiations concerning a potential acquisition which, if ultimately consummated, may be material in size and scope to the Company's business. If the Company proceeds with any acquisition, and if such acquisition is relatively large and consideration is in the form of cash, a substantial portion of the Company's available cash could be used in order to consummate any such acquisition. The Company may also seek to finance any such acquisition through additional debt or equity financings, and there can be no assurance that such financing will be available on acceptable terms or at all.

     Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, the potential loss of key employees of acquired companies, adverse short-term effects on the Company's reported operating results and the amortization of acquired intangible assets. No assurance can be given that any acquisition by the Company will or will not occur, that if an acquisition does occur that it will not materially and adversely affect the Company or that any such acquisition will be successful in enhancing the Company's business.

     The Company's future results of operations will also depend in part on its ability to successfully expand internally by increasing its marketing efforts to potential student and adult program participants, by introducing new student and adult programs, including less-specialized adult programs, and to manage any future growth. No assurance can be given that the Company will be able to successfully expand its existing marketing efforts, develop and introduce new student or adult programs or manage future growth as successfully as it has done to date.

     Seasonality; Fluctuations in Quarterly Results
     ----------------------------------------------
     The Company's business is highly seasonal. The Company recognizes gross program receipts, revenues and program pass through expenses upon the overseas departure of the program participant. The majority of the Company's travel programs are scheduled in May through July of each year. Substantially all of the Company's operating income is generated in this period, which historically has offset the operating losses incurred during the rest of the year. The Company anticipates that this trend will continue for the foreseeable future. The Company's annual results would be adversely affected if the Company's revenues were to be substantially below seasonal norms during the second and third quarters of the year. The Company's operating results may fluctuate as a result of many factors, including the mix of programs and program destinations offered by the Company and its competitors, the introduction and acceptance of new programs and program enhancements by the Company and its competitors, timing of program bookings, competitive conditions in the industry, marketing expenses, extreme weather conditions, international conflicts, economic factors and other considerations affecting travel.

     Competition
     -----------
     The travel industry in general, and the educational segment of the travel industry in particular, is highly competitive. The Company's student programs compete with other companies that provide similar educational travel programs for students as well as independent programs organized and sponsored by local teachers with the assistance of local travel agents and with semester or year-long outbound university programs designed to provide college age students an opportunity to study abroad. In addition, People to People retains the right under its contract with the Company to offer programs to college students for studies abroad. The Company's adult educational programs compete with other companies that currently offer a limited number of programs in connection with People to People. In addition, the Company's adult programs compete with independent professional associations that sponsor and organize their own travel programs through the assistance of local travel agents with tour operators and other organizations that design travel programs for adults.

     The Company believes that the barriers to entry for any future competitors are relatively low. Certain companies engaged in the travel business, although not currently competing directly with the Company, have substantially greater financial, marketing and sales resources than the Company. There can be no assurance that the Company's present competitors or competitors that choose to enter the marketplace in the future will not exert significant competitive pressures on the Company. Such competition could have a material adverse effect on the Company.

     Dependence on "People to People"
     --------------------------------
     The Company's agreements with People to People give the Company the exclusive right to develop and conduct programs for kindergarten through college age students using the People to People name and the non-exclusive right to develop and conduct programs for adults using the People to People name, subject in each case to certain exceptions. The Company's agreements with People to People, however, allow People to People to continue to conduct college and professional seminars and internship programs and to develop other student activities and adult programs. The contracts expire in 2005 and may be renewed for successive 10 year periods, but either party has the right to terminate either of such contracts at the end of any 10 year period upon six months' prior notice. The Company believes that it derives benefit from its ability to market its programs using the People to People name. If the Company's agreement with People to People is terminated or if the Company is unable to use the People to People name to market new programs or destinations, the Company could be materially adversely affected.

     Fluctuation of Currency Exchange Rates
     --------------------------------------
     Many of the Company's arrangements with its foreign-based suppliers require payment to be made in foreign currencies. Any decrease in the value of the U.S. dollar in relation to foreign currencies has the effect of increasing the cost of the services to be provided. Since late 1993, the Company generally has purchased forward contracts to help manage program costs and hedge against foreign currency valuation increases. While the ability to utilize forward contracts for the delivery of foreign currencies can mitigate the effect of increased program costs and foreign currency exchange fluctuations, there can be no assurance that increased program costs relating to such currency fluctuations will not be substantial in future periods. The Company's contract with program participants provides the Company the option, and historically the Company has attempted, to pass along any increase in program costs resulting from currency fluctuations to program participants. Nonetheless, there can be no assurance that the Company will be able to increase program prices to offset any such cost increases in the future and any failure to do so could have a material adverse effect on the Company's business and results of operations.

     Casualty Losses
     ---------------
     Due to the nature of its business, the Company may be subject to liability claims arising out of accidents or disasters causing injury to participants in its programs, including claims for serious personal injury or death. The Company believes that it has adequate liability insurance for risks arising in the normal course of its business. Although the Company has never experienced a liability claim for which it did not have adequate insurance coverage, there can be no assurance that insurance coverage will be sufficient to cover one or more large claims or that the applicable insurer will be solvent at the time of any covered loss. Further, there can be no assurance that the Company will be able to obtain insurance coverage at acceptable levels and cost in the future. Successful assertion against the Company of one or a series of large uninsured claims, or of one or a series of claims exceeding any insurance coverage, could have a material adverse effect on the Company's business and results of operations.

     Dependence on Key Personnel
     ---------------------------
     The Company's success has been and will be dependent to a large degree on its ability to retain the services of its existing senior management. The loss of the services of any of the key management personnel could have a material adverse effect on the Company's business and results of operations.

     Continued Control of the Company by Current Management
     ------------------------------------------------------
     Management of the Company currently beneficially owns approximately 46% of the outstanding shares of the Company's Common Stock. Accordingly, current management owns close to a majority of the Company's common stock and, therefore, will effectively be able to exercise voting control of the Company, be able to elect all of the Company's directors and be able to determine the outcome of any matter being voted upon by the Company's stockholders, including any merger, sale of assets or other change in control of the Company. Current management's ownership position, together with the antitakeover effects of certain provisions contained in the Company's Certificate of Incorporation and Bylaws, may have the effect of delaying or preventing a change of control of the Company.

     Potential Volatility of Stock Price
     -----------------------------------
     There can be no assurance that an active trading market for the Common Stock will be sustained. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company.

     Shares Eligible for Future Sale
     -------------------------------
     Sales of the Company's Common Stock in the public market after this offering could adversely affect the market price of the Company's Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. As of June 30, 1996, the Company had 6,615,030 outstanding shares of Common Stock.
     Of these shares, 2,300,000 shares sold in the Company's initial public offering in August 1995 (1,540,000 sold by the Company and 760,000 sold by certain selling stockholders), are available for resale in the public market without restriction. The remaining 4,315,030 shares (the "Restricted Shares"), are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1993, as amended (the "Securities Act"), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. All of the Restricted Shares are either currently eligible for sale under Rule 144 or will become eligible for sale under Rule 144 prior to January 1997. Once Restricted Shares are eligible to be sold under Rule 144, they may be sold subject to certain volume and other resale restrictions. In addition, the Company has registered 600,000 shares of Common Stock which may be issued upon exercise of stock options issued in connection with the Company's 1995 Equity Participation Plan, all of which shares of Common Stock will be available for resale in the public market without restriction. Further, in connection with the Company's initial public offering, the Company granted the Ueberroths, their family members and certain others holding shares of the Company's Common Stock demand and incidental, or "piggyback," registration rights which currently allow them to require that the Company register under the Securities Act all or part of the Common Stock held by them.


                                USE OF PROCEEDS

     All of the shares of Common Stock offered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of September 1, 1996: (i) the name and position of each of the Selling Stockholders; (ii) the number of shares of Common Stock owned by each Selling Stockholder; (iii) the number of shares of Common Stock covered by this Prospectus and (iv) the amount and percentage of the Common Stock to be owned by each Selling Stockholder after completion of this offering, assuming the sale of all shares of Common Stock covered by this Prospectus. The Company may supplement this Prospectus from time to time to disclose additional Selling Stockholders. The shares to be sold pursuant to this offering include all shares of Common Stock issuable to each person upon the exercise of options granted under the Company's 1995 Equity Participation Plan ("Option Shares"), some of which are not exercisable as of the date hereof. Any Option Shares to be issued upon the exercise of options which are not exercisable within 60 days of the date hereof have not been included in the number of shares owned in the second column of the table.


                            Shares                        Shares Owned
                         Owned as of                     After Offering
                         September 1,     Shares      --------------------
     Name and Position     1996 (1)     Offered (2)   Number    Percentage
     -----------------   ------------   -----------   -------   ----------
     James L. Easton,
       Director             2,500(3)      10,000            0        *
     John C. Spence,
       Director             3,500(3)      10,000        1,000        *
     Rafer L. Johnson,
       Director             2,500(3)      10,000            0        *
     Jeffrey D. Thomas,
       Chief Financial
       Officer            117,600(4)      50,000      111,350       1.5%
     Richard D.C.
       Whilden,
       Director             5,120(3)      10,000            0        *
     Peg Sestero,
      Vice President--
       Finance              2,500(3)      12,500            0        *

     * less than 1%

     (1) Includes shares issuable upon the exercise of options that are exercisable within 60 days of the date hereof. The shares underlying such options are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     (2) Includes all shares of Common Stock that may be received upon exercise of options granted to date, whether or not such options are currently vested.

     (3) Includes options to purchase 2,500 shares exercisable within 60 days.

     (4) Includes options to purchase 6,250 shares exercisable within 60 days. Includes 111,350 shares owned by the Jeffrey D. Thomas & Keri U. Thomas Trust UA April 9, 1996.

     The preceding table reflects all Selling Stockholders who are eligible to reoffer and resell Common Stock, whether or not they have a present intent to do so. There is no assurance that any of the Selling Stockholders will sell any or all of the Common Stock offered by them hereunder. The inclusion in the foregoing table of the individuals named therein shall not be deemed an admission that any such individuals are "affiliates" of the Company.


                              PLAN OF DISTRIBUTION

     The shares of Common Stock being sold by the Selling Stockholders are being sold for their own accounts. The Company will not receive any of the proceeds from such sales of Common Stock.

     The distribution of the Common Stock by the Selling Shareholders may be effected from time to time, in one or more transactions, at prices and upon terms then obtainable on the Nasdaq National Market, at prices related to the prevailing market prices, at negotiated prices or otherwise. In the event that one or more brokers or dealers sells Common Stock it may do so by purchasing Common Stock as principal or by selling the Common Stock as agent. If sales are made through brokers or dealers, any commissions and fees will be paid by the Selling Stockholders. Such brokers or dealers and other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.


                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips, Beverly Hills, California.


                                     EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph describing the changes in the methods of accounting for debt and equity securities and income taxes, of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. HOWEVER, IF ANY MATERIAL CHANGE OCCURS WHILE THIS PROSPECTUS IS REQUIRED BY LAW TO BE DELIVERED, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

          Part II -- Information Required in the Registration Statement


     Item 3.  Incorporation of Documents by Reference
     ------------------------------------------------

     The following documents are incorporated by reference in this registration statement.

     (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended.

     (b) Registrant's quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 and June 30, 1996, and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 1995.

     (c) The description of the Registrant's Common Stock contained in the Registration Statement on Form S-1 (Registration No. 33-93586), as filed with the Commission on June 16, 1995, including any amendment or report filed for the purpose of updating such description.

     (d)  The Company's Current Report on Form 8-K dated January 19, 1996.

     (e)  The Company's Current Report on Form 8-K dated February 6, 1996.

     (f)  The Company's Report on Form 8-K dated July 8, 1996.

     (g)  The Company's Report on Form 8-K dated August 9, 1996.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c) 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


     Item 4.  Description of Securities.
     -----------------------------------

     Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.


     Item 5.  Interest of Named Experts and Counsel.
     -----------------------------------------------

     Not applicable.

     Item 6.  Indemnification of Directors and Officers.
     ---------------------------------------------------

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law"), a Director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his capacity as a director, officer, employee and/or agent of the corporation of which he is a director or officer to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of its directors and officers insuring against all liabilities that may be incurred by such director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

     To the extent the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

     Item 7.  Exemption from Registration Claimed.
     ---------------------------------------------

     Not applicable.


     Item 8.  Exhibits.
     ------------------

     Exhibit
     Number    Description of Document
     -------   ------------------------------------------------------------
     4.1       Certificate of Incorporation of the Registrant (filed as
               Exhibit 3.1 of the Company's Registration Statement on Form
               S-1 (Registration No. 33-93586) (the "Registration
               Statement") and incorporated herein by reference)

     4.2 By-laws of the Registrant (filed as Exhibit 3.2 of the Registration Statement and incorporated herein by reference)


     4.3 1995 Equity Participation Plan (filed as Exhibit 10.3 of the Registration Statement and incorporated herein by reference)

     5         Opinion of Richman, Lawrence, Mann, Greene, Chizever,
               Friedman & Phillips

     24.1      Consent of Coopers & Lybrand L.L.P.

     24.2 Consent of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips (included in Exhibit 5)

     25        Power of Attorney


     Item 9.  Undertakings.
     ----------------------

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on September 16, 1996.


                        AMBASSADORS INTERNATIONAL, INC.

     By:  /s/Jeffrey D. Thomas
          ----------------------------
          Jeffrey D. Thomas
          Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                  Title                    Date
     ------------------------   ----------------------   ------------------
     *                          President, Chief         September 16, 1996
     --------------------       Executive Officer and
     John A. Ueberroth          a Director

                                Chairman and Director    September __, 1996
     ---------------------
     Peter V. Ueberroth

     /s/Jeffrey D. Thomas       Chief Financial Officer  September 16, 1996
     --------------------
     Jeffrey D. Thomas

     *                          Director                 September 16, 1996
     ------------------
     James L. Easton

     *                          Director                 September 16, 1996
     ---------------------
     Richard D. C. Whilden

     *                          Director                 September 16, 1996
     -----------------

     John C. Spence

                                Director                 September __, 1996
     -------------------
     Rafer L. Johnson

     *                          Vice President-          September 16, 1996
     --------------             Finance (Chief Account-
     Peg Sestero                ing Officer)


     * By:  /s/Jeffrey D. Thomas
            -----------------------------------
            Jeffrey D. Thomas, Attorney-in-Fact

                                 EXHIBIT INDEX


     Exhibit
     Number     Description of Document
     -------    -----------------------------------------------------------
     4.1        Certificate of Incorporation of the Registrant (filed as
                Exhibit 3.1 of the Company's Registration Statement on Form
                S-1 (Registration No. 33-93586) (the "Registration
                Statement") and incorporated herein by reference)

     4.2 By-laws of the Registrant (filed as Exhibit 3.2 of the Registration Statement and incorporated herein by reference)

     4.3 1995 Equity Participation Plan (filed as Exhibit 10.3 of the Registration Statement and incorporated by reference herein)

     5          Opinion of Richman, Lawrence, Mann, Greene, Chizever,
                Friedman & Phillips

     24.1       Consent of Coopers & Lybrand L.L.P.

     24.2 Consent of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips (included in Exhibit 5)

     25         Power of Attorney